ENB FINANCIAL CORP

Exhibit 14

ENB FINANCIAL CORP

CODE OF ETHICS POLICY

As Amended March 11, 2009

COMMENTARY

ENB Financial Corp considers as one of its most valued assets, its outstanding reputation within the communities it serves.  Its directors, officers and employees, have earned this reputation as a result of many years of outstanding service and exemplary conduct, both past and present.

The Corporation's outstanding reputation must be jealously guarded and preserved, not only for the present, but the future as well. The conduct of every director, officer, and employee is a direct reflection upon the Corporation and the reputation it seeks to uphold.  Therefore, the Corporation expects that all directors, officers, and employees will consistently demonstrate conduct meeting the high ethical standards set forth within the Code of Conduct.

POLICY

The Code of Conduct Policy reflects the Corporation's determination of conduct by directors, officers and employees that is deemed to be consistent with applicable ethical, legal and moral standards.  The standards of conduct as set forth within must be followed by every director (where applicable), officer, and employee.

This Code of Conduct has been approved by the Corporation's Board of Directors, and will be enforced by the Corporation's Senior Management, with authority from the Board.  Failure by officers or employees to adhere to any of these standards could result in disciplinary actions up to and including dismissal.  Nothing contained within the Code of Conduct creates an employment contract or a binding obligation on the part of the Corporation.  It does not affect or prejudice in any manner the Corporation's right or ability to discharge any officer or employee at-will and in its sole discretion.

SECTION I.	OUTLINE OF DIRECTOR, OFFICER & EMPLOYEE RESPONSIBILITIES

As a director, officer, or employee, you are required to conduct and monitor your personal and professional affairs so as not to discredit the Corporation.  Because your conduct at work reflects the ethical standards of the Corporation, you will be expected to:

1.	Adhere to all laws and regulations that are applicable to the Corporation's business.
2.	Avoid activities that could result in conflicts of interest with the Corporation.
3.	Respect the confidentiality of information concerning those with whom the Corporation maintains a business relationship.

The above obligations are more fully presented in the remainder of this Code of Conduct.

SECTION II.	ADHERENCE TO LAWS AND REGULATIONS

As you are aware, federal, state, and local laws and regulations extensively impact banking.  Directors, officers, and employees are expected to conduct all business dealings in a manner consistent with these laws and regulations.  Failure to do so could subject individual directors, officers, and employees to civil or criminal penalties.

Examples of the types of laws and regulations to which this section makes reference include:

1.	Solicitation or Acceptance of Gifts (Bank Bribery Law)

No director, officer or employee representing the Corporation may (1) solicit for themselves anything of value from anyone in return for any business service or confidential information of the Corporation or, (2) accept anything of value (other than

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bona fide salary, wages and fees referred to in 18 U.S.C. 215(C)) from anyone in connection with the business of the Corporation, either before, during or after a transaction is discussed or consummated.

The following are acceptable exceptions:

a)
Acceptance of gifts, gratuities, amenities, or favors based on obvious family or personal relationships where the circumstances make it clear that it is those relationships rather than the business of the Corporation concerned which are the motivating factors;

b)
Acceptance of meals, refreshments, entertainment, accommodations or travel arrangements, all of reasonable value, in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, provided that the expense would be paid for by the Corporation as a reasonable business expense;

c)	Acceptance of loans from other banks or financial institutions on customary terms to finance proper and usual activities, such as home mortgage loans, except where prohibited by law;
d)	Acceptance of advertising or promotional material of reasonable value, such as pens, pencils, note pads, key chains, calendars and similar items;
e)	Acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers;
f)
Acceptance of gifts of reasonable value that are related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement, holiday or birthday if the gifts are of a value of $50.00 or less;

g)	Acceptance of civic, charitable, educational, or religious organizational awards for recognition of service and accomplishment.

Cash may not be accepted in any amount, and gift certificates in excess of $50.00 are not acceptable.  No one is allowed to accept any securities, warrants, or options to purchase securities.

Should a Corporation officer or employee be offered or given something of value beyond what is authorized within this Code of Conduct, that officer or employee must disclose the circumstances in writing to the Corporation's President or his or her designated representative.

2.	Other Violations of Criminal Law

A number of other criminal laws apply to officers and employees of financial institutions.  Examples of activities prohibited by these laws include:

a)	Intentionally failing to prepare and submit currency transaction and other reports required by the Bank Secrecy Act.
b)	Stealing, embezzling, or otherwise misapplying Corporation funds or assets.
c)	Attempting to collect money by using threats, physical force or other unauthorized or unlawful means.
d)	Issuing unauthorized Corporation obligations (such as certificates of deposit, notes of mortgages) or falsifying records or entries.
e)	Using Corporation funds or assets to finance political campaigns.
f)	Lending trust funds to a director, officer or employee.
g)	Certifying a check drawn on an account with insufficient funds.
h)	Making a loan or giving a gift to a bank examiner with authority to examine the Corporation.
i)	Using a computer to gain unauthorized access to Corporation or customer records.
j)	Knowing that a crime has been committed and assisting the perpetrator to avoid capture or punishment.
k)	Knowingly violating federal patent or copyright law by copying documents or software.

3.	Antitrust Violations

Combinations, conspiracies or agreements among competitors to restrict or prevent competition are considered violations of the Sherman Antitrust Act.  Therefore, directors, officers and employees are prohibited from entering into formal or informal agreements with competitor banks to (i) fix prices; (ii) allocate markets; (iii) allocate customers; or (iv) refuse to deal with particular customers or suppliers.

Also, the Federal Bank Holding Company Act and Anti-Trust laws prohibit Corporation employees from participating in certain "tying arrangements."  A "tying arrangement" is one in which the seller or provider of services conditions the sale of

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a product on the customer's purchase of a separate product or service unrelated to the original.  For example, although credit may be extended on the condition that the borrower maintains a deposit relationship, credit may not be extended on the condition that the borrower rents a safe deposit box.

4.     Equal Employment Opportunity Laws

The Corporation is subject to a number of federal, state, and local laws governing equal employment opportunity, many of which prohibit discrimination in hiring, training, promotions, etc.  All officers and employees are expected to adhere to these laws, which are strongly supported by the Corporation.  Strict adherence to the Corporation's Equal Employment Opportunity Policy, Policy Prohibiting Sexual Harassment and Affirmative Action Policy will be expected of all officers and employees.

SECTION III.	AVOIDING CONFLICTS OF INTEREST

A conflict of interest can be defined as having two or more interests that are inconsistent.  A conflict of interest arises whenever a Corporation director, officer or employee (or members of his or her family) has a financial interest, direct or indirect, which could affect his or her judgment when making a decision such as approving a loan, processing Teller transactions, opening customer accounts or other Corporation process or expenditure.  This includes any Corporation director, officer or employee's relationship or activity that could result in the impression to others that his or her judgment was being influenced in any way.  See the “Employment of Relatives Policy” for determining family members whose employment might be considered a conflict of interest.

Certain areas where potential conflicts of interest frequently arise are addressed below.  Conflicts of interest are not limited to these areas, however.

1.	Acceptance of Bequest or Appointment as Executor, Trustee or Guardian

If any Corporation officer or employee is asked to serve individually as executor, trustee or guardian or as co-fiduciary in a similar relationship with the Corporation, whether or not the Corporation has trust powers, or knows of any bequest to him or her, the facts pertaining to such appointment or gift must be presented to the Corporation's President or his or her designated representative for consideration and decision.  An exception to this rule arises where the officer or employee is acting on behalf of an immediate family member.

Immediate family members include grandparents and grandchildren, parents, spouses, children, siblings, stepparents, stepsons and daughters, stepbrothers and sisters, fathers and mothers-in-law, brothers and sisters-in-law, aunts and uncles, nephews and nieces, and first cousins

2.	Outside Employment

Outside employment by a Corporation officer or employee is not permitted without prior approval in writing of the Corporation's President or his or her designated representative.

Outside activities of officers or employees that could raise conflict of interest issues include, but are not limited to:

(a)	Employment by a Bank that competes with the Corporation.
(b)	Engaging in legal, accounting and tax services.
(c)	Use of Corporation equipment, supplies or facilities for non-Corporation business.
(d)	Performing any service that the Corporation could itself perform.

In addition, federal law prohibits Corporation directors, officers and employees from participating in "interlocking affiliations," meaning dual service, in the following areas:

(a)	As an employee of an organization primarily engaged in the issue, flotation, underwriting, public sale or distribution of stocks, bonds or other issues.
(b)	As a director, officer or employee of any commercial bank, banking association, trust company or savings bank not owned by ENB Financial Corp.

Any Corporation officer or employee prior to participating with a customer in a business venture shall make disclosure in writing.

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3.	Signature Authority for Non-Owned Accounts

Corporation officers and employees must secure approval from his or her Department’s Senior Vice President to maintain signature authority on accounts or safe deposit boxes established at the Corporation for which such officers or employees are neither an owner nor co-owner, including those of non-profit organizations.

4.	Serving as Outside Director or Officer of For-Profit Organization

In addition to the guidelines set forth above, Corporation officers and employees may not serve as directors or officers of any Company or organization operating for profit or as a commercial venture without prior written approval from the Corporation's President or his or her designated representative.  Income or fees received by Corporation officers and employees from such outside relationships must be disclosed initially and annually to the Corporation.
1.	Community and Civic Activities

It is the Corporation's policy to encourage active participation in community and civic activities.  If an officer or employee is asked to serve on a project or engage in an activity that might encroach on office responsibilities, or might give rise to a conflict of interest, prior written approval must be obtained from the his or her department’s Senior Vice President.  Generally, Officers will be given more leeway for attendance at outside meetings during the workday.  This is because they are paid a salary to complete their job functions without consideration of the number of hours worked.

5.	Political Activities

Corporation directors, officers and employees shall not provide Corporation services, funds or equipment as contributions of any kind to any political party or committee or to any candidate for or holder of any office of any government, national, state or local.  In all cases, participants in political activities do so as qualified individuals and not as a representative of the Corporation.  No Corporation letterhead or Corporation address shall be used when making personal contributions or making personal endorsements.

Positions taken on legislative issues shall be as an individual and shall in no manner represent to be supported or endorsed by the Corporation, except as otherwise directed by the President of the Corporation in situations involving specific bank related legislative issues.

6.	Soliciting for Charitable or Religious Contributions

Charitable solicitations must be approved in writing by the Corporation’s President or his or her designee prior to the onset of the program.  Religious solicitations are a personal matter and may not be made during Corporation paid time.  See the Solicitation Policy for more details.

7.	Holding Public Office

All officers and employees planning to run for public office or planning to accept appointment to a public office must report these plans in writing to his or her Department’s Senior Vice President.  Should such holding of public office affect his or her Corporation responsibilities, the officer or employee must secure approval in writing by his or her Department’s Senior Vice President prior to running for or accepting an appointment.

8.	Self-Dealing

No director, officer, or employee or member of his or her immediate family may buy or sell any assets of the Corporation, its subsidiary, or the Trust Department, except acting in an official capacity.  Neither shall any such person take personal advantage of a business opportunity that rightfully belongs to the Corporation or receive other personal benefits that are a result of Corporation position.  No director, officer or employee may represent the Corporation in any transactions requiring use of their judgment and discretion with a person or organization with which they have a financial or material interest.

9.	Borrowing from the Corporation or Other Sources

Corporation officers and employees shall not borrow from or through any customers, prospective customers, suppliers or other persons or companies with which the Corporation does business, except in the case of borrowing from relatives or those businesses engaged in lending in the normal course of business, and then only on terms offered to others under similar circumstances.  (No preferential rates)

ENB FINANCIAL CORP

Certain officers or employees of the Corporation may borrow under the Corporation's employee loan policy.  This policy is a guide in making loans to all officers and employees with the exception of those qualified individuals in Senior Management.

Every individual shall abstain from voting in decisions affecting extensions of credit to relatives, immediate family and self or any other situations involving a potential conflict of interest.

Loans by the Corporation to directors and executive officers and their interests are subject to Corporation procedures in accordance with Federal Reserve Board Regulation O.  Borrowing in excess of $10,000.00 by Executive Officers from other financial institutions must be reported to the Corporation's Board of Directors at its next regularly scheduled meeting.

10.	Matters Involving Potential Corporation Liability

Corporation officers and employees shall report to the President of the Corporation or his or her designated representative any matter in which they are involved which could result in potential Corporation liability.

11.	Use of Corporation Letterhead

Corporation letterhead shall be used only for official Corporation business and other functions directly related to the position of the user, such as preparation of letters of reference.

12.	Corporation News and Information

External release of news and other information involving the Corporation, including information requests by media on topics involving Corporation products, procedure, security, or positions taken on legislative issues, shall only be issued through the President or his or her designee.

13.	Providing of Advice to Customers

No officer or employee of the Corporation may provide legal, tax or investment advice to customers unless specifically authorized under a fiduciary, financial planning or similar relationship.  Also, no referrals or recommendations of qualified professional people or firms may be made unless the names of several candidates are presented without any indication of favoritism.  Under no circumstance may an officer or employee make a recommendation expecting to personally benefit from it.

14.	Treatment of Conflicts of Interest

Directors, officers, and employees have a responsibility to disclose existing interests that may be in conflict with Corporation interests.  An officer or employee shall resign from a directorship or any outside association for which an irreconcilable conflict arises with the Corporation interest.

15.	Personal Investment Decisions

(a)
Securities listed on a national securities exchange or securities regularly traded over the counter may be purchased or sold by Corporation officers or employees, or members of their immediate family without notifying or receiving permission from the Corporation's President or his or her designated representative.  Securities for personal investments may not be purchased from or sold to a Corporation customer or supplier unless his or her Department’s Senior Vice President has granted permission in advance.

The nature and amount of investments (even in listed and over-the-counter securities) owned or controlled by Corporation officers and employees should not be such as to be prejudicial to their responsibilities or to subject the Corporation to criticism for conflicts of interest, misuse of confidential information, etc.
(b)
Personnel who have commercial loan authority or access to commercial loan information shall not make investments in or have personal financial interests in any Corporation or organization having any type of credit accommodation with the Corporation.

(c)
Corporation officers and employees who (i) make investment recommendations or decisions for the account of customers; (ii) participate in the determination of such recommendations or decisions; or (iii) obtain information concerning which securities are being purchased, sold or recommended for such actions, are required by federal law to report, within ten (10) days after the end of each calendar quarter, all securities transactions made by them or on their behalf in which they have an actual or beneficial interest.  This report shall be made to the Corporation's President and

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shall state the name and type of security, whether it was purchased or sold, and the date of each transaction.  This report need not be filed for:

(i)	Transactions for the benefit of the officer or employee over which he or she has no control;
(ii)	Transactions in mutual fund shares, or in U.S. Government or federal agency obligations; or
(iii)	Transactions during any quarter involving an aggregate amount of $10,000 or less.

(d)
No director, officer or employee may act upon investment advice received from the Corporation's Trust Department or other Corporation sources for his or her own personal investment accounts, or communicate such advice to other persons.

(e)
No Corporation officer or employee shall maintain margin accounts in securities, commodities, currency, or make speculative investments in securities, commodities, or currency, without prior approval of the President or his or her designated representative.

SECTION IV.	DISCLOSURE AND TRADING OF SECURITIES BASED ON "INSIDER" INFORMATION

Employees with access to material, non-public information about an issuer of securities, are considered to be "insiders."  Insiders may not trade or recommend securities affected by the material, non-public information or pass any information to others until such information has been fully discussed to the public.

The Corporation is concerned that directors, officers, and employees not engage in any activities involving "insider" trading of securities of ENB Financial Corp or other companies based upon information actually received or perceived to be received from their relationships with ENB Financial Corp.

1.	Disclosure of Insider Information

Insider information (material non-public information) relating to ENB Financial Corp must be made public before anyone possessing such information can trade in or recommend the purchase or sale of the Corporation’s stock.  Under Federal and state securities laws, persons transmitting or receiving insider information can be held legally responsible for misuse of that information.

2.	Trading Based Upon Insider Information

No director, officer or employee of ENB Financial Corp shall buy or sell ENB Financial Corp common stock based on possession of information not available to the general public that is likely to affect the price of the security.  No director, officer, or employee with prior knowledge, shall buy or sell ENB Financial Corp stock in situations involving material financial developments, mergers, dividend changes, major shareholder changes, or stock of other financial organizations involved with ENB Financial Corp in any of the above transactions.

Directors, officers or employees are encouraged to purchase or sell ENB Financial Corp securities through a recognized brokerage firm.

SECTION V.	MAINTAINING CONFIDENTIAL INFORMATION

Corporation directors, officers or employees may have access to information, reports or statements concerning the Corporation's business or possess confidential information concerning the private or business affairs of the Corporation's customers and suppliers.  As such information is privileged, it must be maintained in the strictest confidence.

Confidential information may be used only for Corporation purposes and may never be used for personal gain or transmitted to non-Corporation employees or Corporation officers or employees for whom such information is not necessary to carry out their duties, except in the case of credit or other ordinary banking inquiries, which must be handled consistent with Corporation policy and procedure.

All employees who have access to customer or other information should exercise care to ensure that this information remains confidential.

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1.	Disclosing Customer Information

No director, officer or employee may release or disclose confidential information about any Corporation customer to any outside persons.  Credit or other business inquiries should be handled consistent with Corporation policy.

2.	Disclosing Corporation Financial Information

Except as required by law or approved by the Corporation's President or his or her designated representative, no Corporation financial information may be made available to the public.

3.	Disclosing Corporation Examination Information

Corporation Regulatory examination reports are strictly confidential and information from those reports may not be disclosed to anyone not officially connected with ENB Financial Corp.

4.	Disclosing Corporation Proprietary Information

Non-financial information developed by the Corporation, such as business plans, computer software and data bases, etc., constitute confidential proprietary information which may not be disclosed to anyone outside of the Corporation or used directly or indirectly for the benefit of any Corporation officer or employee.